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SUMMIT DESIGN, INC. UPDATES STATUS OF PROPOSED ORCAD MERGER


BEAVERTON, ORE. -- DECEMBER 7, 1998 -- Summit Design, Inc. (Nasdaq: SMMT) today announced that it is in the process of responding to comments received from the Securities and Exchange Commission ("SEC") relating to its registration statement filed in connection with Summit's proposed acquisition of OrCAD, Inc.

Some of the SEC comments relate to the accounting treatment of Summit's acquisition of Simulation Technologies Corp. ("SimTech") in the third quarter of 1997. That treatment resulted in a charge to earnings of $19.9 million in the third quarter of 1997.

The accounting treatment of the SimTech acquisition, including the write-off of in-process research and development, and the valuation of certain consideration paid to SimTech shareholders, was in accordance with established accounting practice and based upon valuations provided by Summit's public accountants and an independent financial advisor. However, the Securities and Exchange Commission has recently provided additional guidance on the determination of in-process research and development write-offs. In addition, the Securities and Exchange Commission has commented on the possible contingent nature of a portion of the consideration paid to SimTech shareholders.

In light of the Securities and Exchange Commission's current views, Summit believes that it will be required to revise the accounting treatment for the SimTech acquisition. The revised accounting treatment would not impact Summit's cash or liquidity position. However, such accounting treatment would result in a material increase in recorded intangible assets and related amortization expense associated with the SimTech acquisition and could affect the recognition of certain consideration paid to SimTech shareholders and would, therefore, have a material adverse impact on Summit's operating expenses and earnings in the quarters subsequent to the acquisition and in future quarters.(1) Until the Securities and Exchange Commission's

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(1)  This statement is a forward-looking statement within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. Summit will not know the extent to which it will have to revise its accounting treatment until completion of its own analysis and of discussions with the Securities and Exchange Commission.

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comments have been resolved, Summit will not be able to quantify the extent of the restatement of financial statements. However, any such adjustments would be noncash charges and would not affect Summit's cash or liquidity position.


Due to the timing of responding to comments received from the Securities and Exchange Commission, Summit expects that its proposed acquisition of OrCAD, Inc. will close in the first quarter of 1999.(2)

Summit Design, Inc. is a leading international supplier of engineering software products in the areas of high-level design creation, analysis and verification. The world's top electronics companies use Summit products to increase engineering productivity, reduce development time and improve the quality of their products. Summit is located at 9305 S.W. Gemini Drive, Beaverton, Ore., 97008; (503) 643-9281.

Contact:

Summit Design, Inc., Al Koob 503/643-9281






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(2)  This statement is a forward-looking statement within the meaning of Section
27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. The closing of the proposed acquisition of OrCAD, Inc. is subject to the approval of OrCAD's and Summit's stockholders and other conditions to closing which are discussed in Summit's Registration Statement on Form S-4. There can be no assurance as to when or if the closing will occur.